Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Crown Crafts, Inc.:

We consent to the use of our report dated June 17, 2014, with respect to the consolidated balance sheets of Crown Crafts, Inc. and subsidiaries as of March 30, 2014 and March 31, 2013, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended, and the related financial statement schedule, incorporated by reference herein.

/s/ KPMG LLP

Baton Rouge, Louisiana

November 10, 2014